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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                    FOR THE NINE
                                    MONTHS ENDED
                             ---------------------------                FOR THE YEAR ENDED MAY 31,
                             FEBRUARY 28,   FEBRUARY 29,   ----------------------------------------------------
                                 2001           2000         2000       1999       1998       1997       1996
                             ------------   ------------     ----       ----       ----       ----       ----
Net margin before
  extraordinary loss.......    $116,773       $ 81,207     $116,497   $ 76,439   $ 62,216   $ 54,736   $ 50,621
Add: Fixed charges.........     849,293        620,146      860,160    664,109    540,535    475,729    426,079
                               --------       --------     --------   --------   --------   --------   --------
Margin available for fixed
  charges..................    $966,066       $701,353     $976,657   $740,548   $602,751   $530,465   $476,700
                               ========       ========     ========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt
    (including amortization
    of discount and
    issuance costs)........    $849,293       $620,146     $860,160   $664,109   $540,535   $475,729   $426,079
                               --------       --------     --------   --------   --------   --------   --------
         Total fixed
           charges.........    $849,293       $620,146     $860,160   $664,109   $540,535   $475,729   $426,079
                               ========       ========     ========   ========   ========   ========   ========
Ratio of margin to fixed
  charges..................        1.14           1.13         1.13       1.12       1.12       1.12       1.12
                               ========       ========     ========   ========   ========   ========   ========
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